                       DiVall Income Properties 3, L.P.
                                QUARTERLY NEWS

================================================================================
A publication of The Provo Group, Inc.                    FIRST QUARTER 1999


                            Distribution Highlights

 .    6.9% (approx.) annualized return from operations and other sources based on $3,500,000 (estimated net asset value as of December 31, 1998).

 .    $60,000 total amount distributed for the First Quarter 1999 which was consistent with projections.

 .    $3.51 per unit (approx.) for the First Quarter 1999 from cash flow from operations and other sources.

 .    $683.00 to $519.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (April 1992), respectively. [NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.]

                       ---------------------------------

The Advisory Board felt the following information was important for their fellow Limited Partners to be aware of. Exactly how does DiVall 3 compare to some of today's other investment income alternatives?


      Market Yield Comparison Based on a Net Asset Value per unit of $200
                           Available for Investment


DiVall 3                                                       Available Market Return
--------                                                       -----------------------
(Based on current expectations for 1999 distributions)..........................  6.9%

Certificate of Deposit
----------------------
Six Month.......................................................................  4.0%
Five Year.......................................................................  4.5%

Government Bonds
----------------
One Year........................................................................  4.9%
Five Year.......................................................................  5.2%

Corporate Bonds
---------------
AT&T - Two Year.................................................................  5.2%
AT&T - Five Year................................................................  6.5%

-------------------------------------------------------------------------------

Page 2                             DiVall 3                               1 Q 99

                      ----------------------------------

Statements of Income and Cash Flow Highlights

 . 4.9% increase in "total" operating    . There was an 8.8% decrease in "total"
  revenues from projections.              expenses from projections.

 . Revenues were higher than             . Expenses were lower than anticipated
  anticipated because the                 due to the following: 1) the January
  percentage rents for the                Advisory Board meeting was held
  Applebee's property were higher         telephonically, eliminating travel
  than expected.  Additionally,           costs; 2) Legal fees have not been
  an unexpected restitution               incurred, as expected; and 3) Tenant
  payment was received from               defaults were projected, but none have
  Gary DiVall.                            been incurred thus far.

                      ----------------------------------

What's the Status of the Sale?

During the month of March, our offices again publicly marketed this portfolio. As a result, we were bombarded with phone calls. A total of 88 inquiries were made, and 32 of those inquiries showed an interest in the portfolio. In speaking with the potential buyers, most are very interested in bidding on the Applebee's and Denny's restaurants, but very few showed interest in the Hardee's. Why not sell the Applebee's and Denny's separately? First, by selling three of the five properties there would only be 2 restaurants left to produce revenue. Expenses would eat up most of the revenue (because these restaurants are in a public partnership many expenses are fixed). To put it simply, there would be limited distributions. Furthermore, we would have even more difficulty selling the Hardee's by themselves, whereas by selling them as a "package" potential buyers have to include the Hardee's in their bidding process in order to be able to purchase the other properties.

During the most recent Advisory Board meeting, we discussed the sense of urgency among investors to sell the portfolio. After comparing some of today's other investment opportunities to DiVall 3, the Board felt it important that The Provo Group share this information with the investors (see front page). While we continue to believe that the liquidation of the portfolio at a fair price is an appropriate objective, it is also important to understand that this portfolio is generating an acceptable yield. We will sell the portfolio, but only for an outstanding price.

Page 3                             DiVall 3                               1 Q 99


                              Property Highlights

                                   Vacancies
                                   ---------

                  There were no vacancies at March 31, 1999.


                               Rents Receivable
                               ----------------

     . Applebee's (Pittsburgh, PA) was delinquent $17,200 in percentage rents as of March 31, 1999. Management is working with the tenant to become current on percentage rents by May 1999. The tenant will also begin making prepayments toward 1999 percentage rents, which will be billed during the First Quarter of 2000.


                      ----------------------------------
                           What Happened to the Cash?

It has been difficult for many investors to understand what happened to their investment. Where did the money go? How did a $1,000 per unit investment turn into a $200 per unit value? These are valid questions. The table below should provide you with some insight into these concerns.

                                                             Per Unit
                                                             --------
     Initial investment                                        $1,000
     Offering costs  (See Note 1 below)                          (150)
     Dollars misappropriated by original General Partners        (250)
                                                               ------
     Remaining initial investment                              $  600

     Return of Capital to date                                   (493)
                                                               ------

     Remaining initial investment at cost                      $  107
                                                               ======

     Estimated liquidation value                               $  200
                                                               ======

     Earnings distributions to date                            $  112
                                                               ======

As you can see from the above, given the unfortunate circumstances of this investment there was only 60% of the original investment (or $600 per unit) to work with when we took over this portfolio in 1993.


Note 1. It is important to understand that when you made your investment, 15% was immediately taken off the top, albeit legitimately. This was for marketing costs and brokers' commissions. These costs could only be recovered over time by "appreciation" in the assets. Unfortunately, to raise yields, the original general partners invested significant amounts in quick amortizing equipment leases that effectively left the partners with only a pass-through of their investment and not an appreciating asset.

Page 4                             DiVall 3                               1 Q 99

                      ----------------------------------

                              Questions & Answers

1.   What is the value of my investment?

     Management calculated the estimated Net Unit Value for the Partnership to be $200 per unit as of December 31, 1998.

2.   Why did the Net Unit Value decrease from $290 in 1997 to $200 in 1998?

     First, the Partnership returned capital from property sales last year of $73 per unit. The balance of the decrease represents year-to-year changes in property valuations based on store performance and market conditions; as well as a conservative provision for third party sales commissions.

3.   When can I expect my next distribution mailing?

     Your distribution correspondence for the Second Quarter of 1999 is scheduled to be mailed on August 13, 1999.

                                     * * *

================================================================================

For questions or additional information, please contact Investor Relations at:
                       1-800-547-7686 or 1-816-421-7444

               All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.

                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105

                              (FAX 816-221-2130)

                               www.tpgdivall.com

================================================================================

--------------------------------------------------------------------------------
                        DIVALL INCOME PROPERTIES 3 L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1999

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                                         PROJECTED    ACTUAL   VARIANCE
                                                                         -------------------------------
                                                                            1ST         1ST
                                                                          QUARTER     QUARTER    BETTER
                                                                          3/31/99     3/31/99    (WORSE)
 OPERATING REVENUES                                                      --------    --------   --------
  Rental income                                                          $105,000    $109,367   $  3,767
  Interest income                                                           6,040       5,036     (1,004)
  Other income                                                                  0       2,683      2,683
                                                                         --------    --------   --------
 TOTAL OPERATING REVENUES                                                $111,640    $117,086   $  5,446
                                                                         --------    --------   --------
 OPERATING EXPENSES
  Insurance                                                              $  1,017    $  1,018   $     (1)
  Management fees                                                          16,375      16,301         74
  Overhead allowance                                                        1,321       1,315          6
  Advisory Board                                                            4,300       1,400      2,900
  Administrative                                                            6,080       6,918       (838)
  Professional services                                                     2,360       2,211        149
  Auditing                                                                  9,650       9,429        221
  Legal                                                                     1,800         280      1,520
  Defaulted tenants                                                         1,050           0      1,050
                                                                         --------    --------   --------
 TOTAL OPERATING EXPENSES                                                $ 43,953    $ 38,872   $  5,081
                                                                         --------    --------   --------
 INVESTIGATION AND RESTORATION EXPENSES                                  $    300    $      0   $    300
                                                                         --------    --------   --------
 NON-OPERATING EXPENSES
  Depreciation                                                           $ 16,324    $ 16,324   $      0
  Amortization                                                                446         446         (0)
                                                                         --------    --------   --------
 TOTAL NON-OPERATING EXPENSES                                            $ 16,770    $ 16,770   $     (0)
                                                                         --------    --------   --------
 TOTAL EXPENSES                                                          $ 61,023    $ 55,642   $  5,381
                                                                         --------    --------   --------
 NET INCOME                                                              $ 50,617    $ 61,444   $ 10,827

 OPERATING CASH RECONCILIATION:                                                                 VARIANCE
                                                                                                --------
  Depreciation and amortization                                            16,770      16,770          0
  Recoveries of amounts previously written off                                  0      (2,683)    (2,683)
  (Increase) Decrease in current assets                                       857       5,904      5,047
  Increase (Decrease) in current liabilities                               (9,979)      2,204     12,183
  (Increase) Decrease in cash reserved for payables                         9,777     (17,500)   (27,277)
  Advance from/(to) future cash flows for current distributions            (5,800)     (5,800)         0
                                                                         --------    --------   --------
 Net Cash Provided From Operating Activities                              $62,242    $ 60,339   $( 1,903)
                                                                         --------    --------   --------
 CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Recoveries from former general partners                                       0       2,683      2,683
                                                                         --------    --------   --------
 Net Cash Provided from Investment And Financing
  Activities                                                             $      0    $  2,683   $  2,683
                                                                         --------    --------   --------
 Total Cash Flow For Quarter                                             $ 62,242    $ 63,022   $    780

 Cash Balance Beginning of Period                                         230,787     230,804         17
 Less 4th quarter distributions paid 2/99                                 (60,000)    (60,000)         0
 Change in cash reserved for payables or distributions                     (3,977)     23,300     27,277
                                                                         --------    --------   --------
 Cash Balanced End of Period                                             $229,052    $257,126   $ 28,074

 Cash reserved for 1st quarter L.P. distributions                         (60,000)    (60,000)         0
 Cash advanced from (reserved for) future distributions                    (5,800)          0      5,800
 Cash reserved for payment of payables                                     (9,039)    (69,600)   (60,561)
                                                                         --------    --------   --------
 Unrestricted Cash Balance End of Period                                 $154,213    $127,526    (26,687)
                                                                         ========    ========   ========
                                                                         -------------------------------
                                                                         PROJECTED    ACTUAL   VARIANCE
                                                                         -------------------------------
*  Quarterly Distribution                                                $ 60,000    $ 60,000   $      0
   Mailing Date                                                           5/15/99   (enclosed)     --
--------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES
                      DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                                   1999 PROPERTY SUMMARY
                               AND RELATED ESTIMATED RECEIPTS
PORTFOLIO   (Note 1)

                                           ------------------------------
                                                 REAL ESTATE
                                          -------------------------------
                                                     ANNUAL
                                                      BASE           %
CONCEPT            LOCATION               COST        RENT         YIELD
-----------------------------------       -------------------------------
APPLEBEE'S         PITTSBURGH, PA           891,333   116,040      13.02%
    "                   "

DENNY'S            CO SPRINGS, CO           580,183    77,460      13.35%
DENNY'S            ENGLEWOOD, CO            213,211    35,880      16.83%

HARDEE'S   (3)     ST. FRANCIS, WI        1,194,381    92,000       7.70%
    "                   "

HARDEE'S   (3)     OAK CREEK, WI          1,341,906    88,000       6.56%
    "                   "
-----------------------------------       ------------------------------
-----------------------------------       ------------------------------
PORTFOLIO TOTALS (5 Properties)           4,221,014   409,380       9.70%
-----------------------------------       ------------------------------

----------------------------------------                     ------------------------------
               EQUIPMENT                                                 TOTALS
----------------------------------------                     ------------------------------
  LEASE                 ANNUAL
EXPIRATION              LEASE       %                                     ANNUAL       %
  DATE         COST    RECEIPTS    RETURN                      COST      RECEIPTS    RETURN
-----------------------------------------                    ------------------------------
             290,469                 0.00%                   1,239,896   116,040      9.36%
              58,094                 0.00%

             210,976         0       0.00%                     791,159    77,460      9.79%
             210,976                 0.00%                     424,187    35,880      8.46%

       (2)   369,688         0       0.00%                   1,648,569    92,000      5.58%
       (2)    84,500         0       0.00%


       (2)   482,078         0       0.00%                   1,929,472    88,000      4.56%
       (2)   105,488         0       0.00%
-----------------------------------------                    ------------------------------
-----------------------------------------                    ------------------------------
           1,812,269         0       0.00%                   6,033,283   409,380      6.79%
-----------------------------------------                    -----------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.